Exhibit 99.1

Contact:

Michael G. McAuley

Vice President, Chief Financial Officer, and Treasurer

412-429-2472

mmcauley@ampcopgh.com

FOR IMMEDIATE RELEASE

CARNEGIE, PA

August 3, 2016

Ampco-Pittsburgh Corporation Announces Second Quarter Results

Carnegie, PA, August 3, 2016 – Ampco-Pittsburgh Corporation (NYSE: AP) reported sales for the three and six months ended June 30, 2016 of $93,301,000 and $156,879,000, respectively, compared to $59,973,000 and $125,060,000, respectively, for the three and six months ended June 30, 2015. The current year periods include sales of $40,441,000 and $53,024,000, respectively, for the three and six months ended June 30, 2016, associated with the March 3, 2016, acquisition of Åkers AB and certain of its affiliated companies (“Åkers”). The Corporation reported a loss from operations of $4,856,000 and $9,819,000, respectively, for the three and six months ended June 30, 2016, compared to a loss from operations of $806,000 and $304,000 for the comparable prior year periods. The current year operating loss includes unfavorable pre-tax purchase accounting, transaction-related and other acquisition-related costs of approximately $3,000,000 and $6,400,000 for the three and six months ended June 30, 2016, respectively, related to the Åkers acquisition. Net loss for the three and six months ended June 30, 2016, was $6,486,000 or $0.53 per common share and $9,376,000 or $0.81 per common share, respectively. Net loss for the three and six months ended June 30, 2015, equaled $520,000 or $0.05 per common share and $448,000 or $0.04, respectively. The income tax provision for the current year periods includes full valuation allowances recorded against the net deferred tax assets of certain of our international operations.

Sales for the Forged and Cast Engineered Products segment for the three months ended June 30, 2016, nearly doubled the prior year level with the inclusion of the acquired Åkers businesses, offset, in part, by a lower volume of European cast roll shipments. Additionally, forged roll sales improved from a year ago, but this increase was largely offset by a decline in the volume of open-die forged shipments to the oil and gas industry. The segment recorded an operating loss for the quarter ended June 30, 2016, driven primarily by the inclusion of Åkers, including the unfavorable effects of purchase accounting and acquisition-related costs. Sales for the six months ended June 30, 2016, were substantially higher than the prior year period, driven by the inclusion of the Åkers acquisition, which more than offset sales volume declines in the legacy roll businesses and a decline in forged engineered product shipments to the oil and gas industry. The segment recorded an operating loss for the six months ended June 30, 2016, compared to a modest operating income for prior year period, led primarily by purchase accounting impacts related to the Åkers acquisition and the aforementioned sales volume declines.

Sales for the Air and Liquid Processing segment for the three months ended June 2016 were slightly below prior year, driven principally by lower heat exchanger coil shipments to the coal-fired power generation market. Operating income declined slightly on lower volumes. For the six months ended June 30, 2016, although sales were comparable to prior year levels, operating income was higher, primarily related to the curtailment charge recorded in the first quarter of 2015 associated with the partial freezing of the U.S. Defined Benefit Plan.

Compared to the second quarter of 2015, Other Income (Expense) for the second quarter of 2016 included dividend income from a minority-owned Chinese joint venture. This was offset by higher interest expense related primarily to the Åkers acquisition and a foreign exchange loss in the current quarter, compared to a modest foreign exchange gain in the prior year quarter given the stronger U.S. dollar. For the year-to-date period, Other Income (Expense) was favorable compared to prior year as net foreign exchange gains and the current year dividend income more than offset the higher interest expense.

Commenting on the quarter, John Stanik, Ampco-Pittsburgh’s Chief Executive Officer said, “Beneath the acquisition-related accounting effects and non-operational items in our results, I am encouraged by the sequential sales and earnings improvement in our Forged and Cast Engineered Products segment, as well as the continued stability in our Air and Liquid Processing segment. We have made progress in the integration of the Åkers businesses and capturing synergies. Additionally, most of the purchase accounting and acquisition-related impacts to income will be behind us moving forward. I am also encouraged by improving conditions in the steel industry in general.”

Teleconference Access

Ampco-Pittsburgh will conduct a teleconference to discuss the second quarter earnings as described in this News Release on Wednesday, August 3, 2016, at 10:30 a.m. Eastern Time (ET). The call will be broadcast live over the internet and can be accessed from the Investors menu on the Corporation’s website, www.ampcopgh.com. Those wishing to participate in the call can register at www.ampcopgh.com, or by phone at 1-877-267-7197 at least five minutes before the scheduled start time. The conference ID is: 49553018.

For those unable to listen to the live broadcast, a replay will be available four hours after the event concludes on our website under the Investors menu at www.ampcopgh.com.

The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a safe harbor for forward-looking statements made by or on our behalf. This news release may contain forward-looking statements that reflect our current views with respect to future events and financial performance. All statements in this document other than statements of historical fact are statements that are, or could be, deemed forward-looking statements within the meaning of the Act. In this document, statements regarding future financial position, sales, costs, earnings, cash flows, other measures of results of operations, capital expenditures or debt levels and plans, objectives, outlook, targets, guidance or goals are forward-looking statements. Words such as “may,” “intend,” “believe,” “expect,” “anticipate,” “estimate,” “project,” “forecast” and other terms of similar meaning that indicate future events and trends are also generally intended to identify forward-looking statements. Forward-looking statements speak only as of the date on which such statements are made, are not guarantees of future performance or expectations, and involve risks and uncertainties. For Ampco-Pittsburgh, these risks and uncertainties include, but are not limited to, those described under Item 1A, Risk Factors, of Ampco-Pittsburgh’s Annual Report on Form 10-K. In addition, there may be events in the future that we are not able to predict accurately or control which may cause actual results to differ materially from expectations expressed or implied by forward-looking statements. Except as required by applicable law, we assume no obligation, and disclaim any obligation, to update forward-looking statements whether as a result of new information, events or otherwise.

AMPCO-PITTSBURGH CORPORATION

FINANCIAL SUMMARY

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Sales	$93,301,000	$59,973,000	$156,879,000	$125,060,000

Cost of products sold (excl depreciation and amortization)	77,452,000	48,197,000	128,557,000	100,241,000
Selling and administrative	15,187,000	9,175,000	28,695,000	18,571,000
Depreciation and amortization	5,530,000	3,089,000	9,455,000	6,231,000
(Gain) loss on disposal of assets	(12,000)	318,000	(9,000)	321,000

Total operating expense	98,157,000	60,779,000	166,698,000	125,364,000

Loss from operations	(4,856,000)	(806,000)	(9,819,000)	(304,000)
Other (expense) income – net	(601,000)	171,000	366,000	(209,000)

Loss before income taxes	(5,457,000)	(635,000)	(9,453,000)	(513,000)
Income tax (provision) benefit	(875,000)	233,000	(25,000)	193,000
Equity (loss) earnings in Chinese joint venture	(61,000)	(118,000)	111,000	(128,000)

Net loss before non-controlling interest	(6,393,000)	(520,000)	(9,367,000)	(448,000)
Net income attributable to non-controlling interest	93,000	—	9,000	—

Net loss	$(6,486,000)	$(520,000)	$(9,376,000)	$(448,000)

Losses per common share:
Basic	$(0.53)	$(0.05)	$(0.81)	$(0.04)

Diluted	$(0.53)	$(0.05)	$(0.81)	$(0.04)

Weighted-average number of common shares outstanding:
Basic	12,250,325	10,434,156	11,628,325	10,429,933

Diluted	12,250,325	10,434,156	11,628,325	10,429,933